EXHIBIT 11


The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.

(IN THOUSANDS EXCEPT PER SHARE DATA)
                                                             Third Quarter             First Nine Months
                                                             -------------             -----------------
                                                           1999          1998          1999          1998
                                                           ----          ----          ----          ----
Net Earnings                                            $  3,744      $  3,735      $ 10,157      $  9,305
                                                       ========================    ========================

Weighted average common shares outstanding                 7,344         7,357         7,350         7,357

Common share equivalents relating to stock options             1             1             1             1


                                                       ------------------------    ------------------------
Adjusted common and common equivalent
   shares for computation                                  7,345         7,358         7,351         7,358
                                                       ========================    ========================

Net earnings per share:
     Basic                                              $   0.51      $   0.50      $   1.38      $   1.26
                                                       ========================    ========================
     Diluted                                            $   0.51      $   0.50      $   1.38      $   1.26
                                                       ========================    ========================